Exhibit 10.81

SEVENTH AMENDMENT

TO

LEASE OF OFFICE SPACE BETWEEN

BROOKFIELD DB INC., AS THE SUCCESSOR-IN-INTEREST TO

BROOKFIELD DEVELOPMENT CALIFORNIA INC. AND BCED, MINNESOTA INC.

(“LANDLORD”) AND INTERRA FINANCIAL INCORPORATED, AS THE SUCCESSOR-IN-INTEREST

TO INTER-REGIONAL FINANCIAL GROUP, INC., (“TENANT”)

THIS SEVENTH AMENDMENT is made and entered into as of this 22nd day of August, 1997, by and between Brookfield DB Inc., as the successor-in-interest to Brookfield Development California Inc. and BCED Minnesota Inc. (“Landlord”) and Interra Financial Incorporated, as successor-in-interest to Inter-Regional Financial Group Inc., (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc. (“BCED”), as lessor and predecessor-in-interest to Landlord, and Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989 (the “Initial Lease”), covering among other things space in the Dain Bosworth Plaza located on the parcel of land in the City of Minneapolis, Minnesota that is legally described on Exhibit A attached hereto and made a part hereof; the Initial Lease was amended by that certain First Amendment of Lease of Office Space dated as of May 14, 1991, by that certain Second Amendment to Lease of Office Space dated as of December 23, 1991, by that certain Third Amendment to Lease of Office Space dated as of July 15, 1992, by that certain Fourth Amendment to Lease of Office Space dated as of July 29, 1993, by that certain Fifth Amendment to Lease of Office Space dated March 30, 1994 (“Fifth Amendment”), by that Letter Agreement (the “Letter Agreement”) dated May 3, 1994 and by that Sixth Amendment to Lease of Office Space dated November 27, 1996 (the Initial Lease as so amended is referred to herein as the “Lease”); and

WHEREAS, Landlord and Tenant desire to further supplement and amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is hereby supplemented and amended as follows:

1.0	Definitions

1.1	Except as specifically defined herein, all captioned terms shall have the meanings given them in the Lease.

1.2	In this Seventh Amendment:

(a)	“Tenth Expansion Option Space Delivery Date” means September 1, 1997.

(b)	“Tenth Expansion Option Improvement Allowance” means an amount equal to $40.00 multiplied by the number of Square Feet in Tenth Expansion Option Space.

2.0	Replacement and Restated Definitions

(a)	Section 1.2(dd) of the Fifth Amendment is hereby deleted and replaced with the following:

“1.2(dd)	“Tenth Expansion Option Space Commencement Date” means the earlier of (i) the date Tenant occupies all or part of Tenth Expansion Option for the regular conduct of its business, or (ii) December 1, 1997,”

(b)	Section 1.2(cc) of the Fifth Amendment is hereby restated as follows:

“1.2(cc)	“Tenth Expansion Option Space” means approximately 5,522 Square Feet, located on the seventh floor of the Building as shown on Exhibit B hereto.”

3.0	Addition of Tenth Expansion Space

3.1	Landlord hereby demises and leases to Tenant the Tenth Expansion Option Space, and Tenant hereby leases and accepts from Landlord the Tenth Expansion Option Space to have and to hold, on and subject to the terms and conditions of the Lease, except as provided in this Seventh Amendment.

3.2	The term for the lease of the Tenth Expansion Option Space shall commence on the Tenth Expansion Option Space Delivery Date, and shall end on the same day the Lease terminates.

3.3	Subject to the provisions of 3.4 of this Seventh Amendment, Annual Rent for the Tenth Expansion Option Space shall be equal to:

(a)	$18,00 multiplied by the number of Square Feet in the Tenth Expansion Option Space for each twelve month period in respect of the period commencing on the Tenth Expansion Option Space Commencement Date, and ending on November 30, 2002.

(b)	$20.50 multiplied by the number of Square Feet in Tenth Expansion Option Space for each twelve month period in respect of the period commencing December 1, 2002 and ending December 2, 2006.

3.4	Provided Tenant is not in default under the terms of the Lease, Annual Rent for the Tenth Expansion Option Space shall be payable as follows:

(a)	No Annual Rent or Occupancy Costs shall be due or payable in respect of the Tenth Expansion Option Space for the period commencing on the Tenth Expansion Space Delivery Date until the earlier of (i) the date Tenant occupies such Tenth Expansion Option Space for the regular conduct of its business, or (ii) December 1, 1997.

3.5	Tenant shall pay Annual Rent to Landlord in advance in equal monthly payments at the times and in the manner as rental payments are to be made pursuant to the Lease.

3.6	Renewals - the Tenth Expansion Option Space shall be subject to the same right of renewal (if any) as are contained in the Lease, and any renewal of the Lease in accordance therewith shall be deemed to be a renewal of Tenant’s lease of the Tenth Expansion Option Space upon the same terms and conditions as are applicable to such renewal of the Lease.

3.7	Default - any default by Tenant under the Lease shall be deemed to be a default under Tenant’s lease of the Tenth Expansion Option Space and any default under Tenant’s lease of the Tenth Expansion Option Space shall be deemed to be a default under the Lease.

3.8	Termination - if the Lease terminates for any reason whatsoever, Tenant’s lease of the Tenth Expansion Option Space shall terminate on the same date.

3.9	Occupancy Costs - subject to the provisions of 3.4 of this Seventh Amendment of Lease, Tenant shall pay as additional Rent, Occupancy Costs and Tax Costs and other amounts in respect of the Tenth Expansion Option Space at the times and in the manner as payments of Occupancy Costs and Tax Costs and other amounts are to be made pursuant to the Lease. No Occupancy Costs or Tax Costs shall be due or payable in respect of the Tenth Expansion Option Space during the interval between the Tenth Expansion Option Space Delivery Date and the Tenth Expansion Option Space Commencement Date.

3.10	Condition of Additional Space - Tenant shall take the Tenth Expansion Option Space in “as is” condition, and no Landlord improvements shall be required in respect thereto. Tenant may, at any time after the Tenth Expansion Option Space Delivery Date, at its soles cost and expense construct improvements to the Tenth Expansion Option Space pursuant to plans approved by Landlord, on the subject to all applicable provisions of the Lease. Landlord will not unreasonably refuse or delay granting its approval of Tenant’s proposed plans and specifications.

3.11

Improvement Allowance - provided there exists no material default (beyond any applicable grace period) under the terms of the Lease, Landlord shall pay to Tenant the Tenth Expansion Option Improvement Allowance in monthly intervals. Any draw requests shall be submitted to Landlord no later than the fifth (5th) day of the month during which payment is to be made. Each draw request shall be accompanied by an invoice from the Tenant’s construction manager, contractor, architect, engineer, designer or other permitted third party specifying the percentage of completion as to each of the items performed and invoiced and the amount to be drawn for such services and shall include a lien waiver from the Tenant’s contractor for the applicable portion of Tenant’s Work. On or before the twenty-sixth (26th) day of that month, Landlord shall deliver a check or checks issued to the contractor or other payee or jointly in the name of Tenant, or Tenant’s construction manager, and contractor, architect, engineer, designer or other designated third party for the amount of the requested draws. Payment shall be consistent with the amount set forth in the lien waiver. Upon the final completion of Tenant’s Work, Tenant shall be required to provide to Landlord, final lien waivers from Tenant’s contractor, subcontractors and primary suppliers. Notwithstanding anything contained herein to the contrary, draw requests received by Landlord after the fifth (5th) day of the month shall not require payment to Tenant, or other designated third party until the twenty-Sixth (26th) day of the following month. In the event that Tenant’s expenditures for improvements to the Tenth Expansion Option Space are less than the Tenth Expansion Option Space Improvement Allowance the remaining balance (after reimbursing Tenant for such expenditures) of the Tenth Expansion Option Improvement Allowance shall be credited against Annual Rent next coming due under the Lease.

4.0	Lease Except as herein specified, supplemented and amended the Lease shall remain in full force and effect.

5.0	Brokerage Commission Tenant acknowledges that it has been represented in this Lease transaction by Nelson, Tietz and Hoye (the “Broker”), that no other broker has served Tenant as a procuring cause in respect of Tenant entering into this Seventh Amendment. Landlord and Tenant warrant and agree to save and hold each other harmless from any and all leasing commissions, costs, and liability including reasonable attorney fees with respect to the Tenth Expansion Option Space regarding any other broker claiming to be the authorized broker/representative for Tenant. In consideration of Tenant entering into this Seventh Amendment of Lease , Landlord shall pay a commission to the Broker in the amount of $3.00 per square foot contained in the Tenth Expansion Option Space. Payment shall be made one-half upon execution of this Seventh Amendment and one-half upon the Tenth Expansion Option Space Commencement Date. Tenant hereby agrees to indemnify, defend and hold Landlord harmless against any claim to commission or other compensation by a broker agent under contract or associated with Tenant based upon any of the above-referenced transactions.

6.0	Fiber Optic Conduit In addition to the Premises, and in accordance with the terms and conditions contained in that letter agreement between Tenant and Landlord dated March 25, 1997 attached hereto as Exhibit D, during the Term of this Lease and any extensions thereof, Tenant shall have access to space as described hereafter located in the Building for the sole purpose of installing 1If fiber cable conduits starting from the 16th floor of the Building to the building commonly referred to as the 510 Building . Installation of the conduit space shall be performed by Hunt Electric and shall be installed in the area as is generally shown on Exhibit C attached hereto (“Conduit Space”). Prior to commencing work, Tenant shall provide Landlord with approval from the existing owners of the 510 Building to install the conduit through their delivery facility and into their building. Tenant shall install the conduit in a proper, lawful and workmanlike manner, without causing damage to the Premises and/or the Building. No such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. The conduit shall be installed at Tenant’s sole cost and expense and shall be removed upon expiration of the Lease Term. Prior to the conduit installation, Tenant shall ensure that such installation complies with any requirements of any governmental or quasi-governmental authority having jurisdiction and with the requirements of Landlord’s insurance carriers. Installation of the conduit shall also be subject to Landlord’s prior written consent. Tenant shall be responsible for the payment of any Landlord costs or expenses incurred by Landlord relating to review of any plans or specifications, the installation, maintenance or removal of the conduit. All maintenance, repair and replacement of the conduit shall be performed by Tenant at such times and in such manner as are reasonably acceptable to Landlord at Tenant’s expense. Landlord shall have no responsibility for the proper maintenance, repair and function of the conduit. Notwithstanding anything contained in the Lease, Tenant shall indemnify and hold Landlord harmless from all liability (including consequential damages) claims, damages (including court costs and reasonable attorney fees) actions or causes of actions arising from installation , maintenance and removal of the conduit which is not otherwise the result of Landlord’s, its employee’s agents, contractors, subcontractor’s negligence or willful misconduct including the failure of Tenant, its employees, agents, contractors or subcontractors to observe or enforce any installation and removal procedures described herein. Except as otherwise provided all other terms and conditions contained in the Lease shall apply to the “Conduit Space”.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Amendment as of the date first written above.

LANDLORD:

BROOKFIELD DB INC., AS SUCCESSOR-IN-
INTEREST TO BROOKFIELD DEVELOPMENT CALIFORNIA INC., AND BCED MINNESOTA INC.

By:	/s/ Authorized Signatory
Its	VICE PRESIDENT

By:	/s/ Authorized Signatory
Its	VICE PRESIDENT

TENANT:

INTERRA FINANCIAL INCORPORATED, AS
SUCCESSOR-IN-INTEREST TO INTER-REGIONAL FINANCIAL GROUP, INC.

By:	/s/ Authorized Signatory
Its	Sr. Vice Pres.

By:
Its

EXHIBIT A

Parcel 1:

Lots 1, 2, 9 and 10, and the Northwesterly 23 feet (front and rear) of Lots 3 and 8, all in Block 87, Town of Minneapolis, (now City of Minneapolis); also the Northwesterly  1/2 of the alley running through the center of said Block 87, from 5th Street to 6th Street (being streets in the City of Minneapolis), the Northwesterly boundary line of which alley is parallel to and 23 feet Southeasterly from the Northwesterly line of said Lots 3 and 8, in said Block 87, it being intended hereby to embrace the Northwesterly  1/2 of said Block 87.

Parcel 2:

The Northwesterly 10 feet of the following described property:

All that part of Block 87 in the original town of Minneapolis (now part of the City of Minneapolis) bounded and described as follows, to-wit: Commencing at the most Easterly corner of said Block 87 being the corner formed by the intersection of the Southwesterly boundary line of Fifth Street with the Northwesterly boundary line of First Avenue South (now Marquette Avenue and formerly Minnetonka Street) in the City of Minneapolis; thence running Southwesterly along the line dividing said Marquette Avenue from said Block 87 a distance of 165 feet, more or less, to an intersection with aline drawn through the center of said Block 87 parallel with and equally distant from the Northeasterly boundary line of Sixth Street and the Southwesterly boundary line of Fifth Street; thence running Northwesterly along said line drawn through the center of Block 87 a distance of 165 feet; thence Northeasterly and parallel with and said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet; thence Northeasterly parallel with the said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet, more or less, to the Southwesterly boundary line of Fifth Street from said Block 87 a distance of 165 feet to the point of beginning, according to the plat thereof on file and of record in the office of the County Recorder, in and for Hennepin County, Minnesota.

Parcel 3:

The Northwesterly 10 feet of the following described Tract:

The Southeasterly Half front and rear of Lot 3, Block 87, Town of Minneapolis and the Southwesterly Half front and rear of the Southeasterly Half front and rear of the vacated alley in said Block, according to the plat thereof on file and of record in the office of the Register of Deeds in and for said County.

Exhibit D

Committed to Outstanding Service

March 25, 1997

Delivered by Messenger

Ms. Cheryll Kusnik

Dain Bosworth Inc.

60 South Sixth Street

Minneapolis, MN 55402

RE:	Fiber Cable Conduit to 510 Building

Dear Cheryll,

We have reviewed your request for our approval to run a 1” fiber cable conduit from the 16th floor of the Dain Bosworth Plaza to the 510 building.

Due to the complexity of the conduit route and connection to another building, we will need an Amendment to your Lease. To avoid any delay however, this letter will serve as our approval subject to the execution of an Amendment which will include but not be limited to the following:

1.	The 510 Conduit route will be as outlined in the memo from Jim Carroll of US Premise to Dave Scullen dated March 5, 1997.

2.	All work for the installation of the 510 Conduit will be performed by Hunt Electric at your cost.

3.	Pursuant to Section 6.09, Landlord shall not be responsible for failure to meet the performance standards in the Premises resulting from the installation of the 510 Conduit.

4.	Pursuant to Article 7.

(a)	Section 7.03 shall apply to the installation of the 510 Conduit.

(b)	Tenant shall ensure that it complies with Section 7.04, and installation of the 510 Conduit shall not materially interfere with or damage the mechanical, electrical systems or structure of the Building.

(c)	Pursuant to Section 7.05, Tenant shall indemnify and hold Landlord harmless against any claim, loss, cost, damage, and legal expense arising from the installation of the 510 Conduit.

BROOKFIELD LEP AGE MANAGEMENT LLC

240 DAIN BOSWORHT PLAZA, 60 SOUTH SIXTH STREET, MINNEAPOLIS, MINNESOTA 55402, TELEPHONE: (612) 372-1230 FAX: (612) 372-1239

Exhibit C

Ms. Cheryll Kusnik
March 25, 1997
Page Two

(d)	Pursuant to Section 7.06, Tenant shall pay all utility bills relating to the 510 conduit (if any).

5.	Pursuant to Section 9.02, Tenant shall be responsible for the insurance of the 510 Conduit.

6.	Pursuant to Section 10.01, Tenant shall be required to indemnify and hold Landlord harmless, for any action cause of action, damage, loss, or expense incurred by Landlord which arises from the 510 Conduit.

7.	Pursuant to Section 12.02, Tenant shall be responsible for removing the 510 Conduit at the end of the Term.

8.	Landlord shall be held harmless and shall not be responsible for any damages, costs or expenses to the 510 Conduit and/or which arise from Landlord’s interruption of the service to the 510 Conduit. If Landlord has prior notice of any pending interruption of utilities serving the 510 Conduit, Landlord will provide notice to Tenant prior to discontinuance of the services. Landlord shall have access to the 510 Conduit where necessary to operate, maintain, repair and replace any systems, facilities and equipment necessary for the proper operation of the Building or to maintain and repair the foundations or structural, electrical and mechanical components of the Building or to repair damage to the Building pursuant to Section 6.04 of the Lease.

9.	In the event of taking of a portion of the Building or casualty to the Building, where such taking or casualty interferes with the use, operation or access to the 510 Conduit, Landlord shall have no obligation to repair or replace the 510 Conduit nor does Landlord guarantee Tenant the right to repaid or install a replacement conduit. In such an event, Landlord reserves the right to terminate Tenant’s right to access, repair or replace the 510 Conduit and Tenant shall be responsible for removing the 510 Conduit as described in paragraph 7 above.

10.	Tenant shall be responsible for the payment of any Landlord costs or expenses incurred by Landlord relating to the review of any plans or specifications, the installation, maintenance, or removal of the 510 Conduit.

Exhibit D

Ms. Cheryll Kusnik
March 25, 1997
Page Three

11.	Tenant shall provide Landlord with approval from the existing owners of the 510 Building to install the 510 Conduit through their delivery facility and into their building.

Please have the appropriate officer acknowledge this letter and return it to me prior to when you would like the installation to start. We will then prepare the amendment to your Lease which will be forwarded to you upon its completion.

If any questions or comments arise, please feel free to contact me or our attorney Frank Halm at 372-1604. In the interim, if you need any additional information or assistance, Dave and I are always available to you.

Sincerely,

/s/ Joan Brandes

Joan Brandes, CPM
General Manager
JB/pk

Acknowledge by:

Name	/s/ Authorized Signatory

Title	Sr. Vice President

Date	3/26/97

cc:	Dave Scullen

Frank Halm

Tom Clairmont

Jeff Essen

Tina Hoye